Exhibit 10.1

GENSYM CORPORATION

52 SECOND AVENUE

BURLINGTON, MA 01803

January 25, 2006

Mr. Lowell Hawkinson

Belmont, MA

Dear Lowell:

We are pleased to confirm that, effective January 13, 2006, you have become Gensym Corporation’s President and Chief Executive Officer (CEO), reporting to the Board of Directors.

The salary for this position is at an annualized rate of $287,500, payable semi-monthly and subject to all applicable federal and state withholding, payroll and other taxes. In addition, you will participate in a Bonus Plan with an annual incentive bonus of up to 50% of your base salary based on the attainment of objectives determined by the Board. Your annual incentive bonus for 2006 will become immediately payable in full upon a “Change in Control Event,” as defined in the Nonstatutory Stock Option Agreement between Gensym and you.

The Board has granted you a stock option to purchase 300,000 shares of Gensym Corporation common stock at an exercise price of $1.80 per share. The option shall vest in three equal annual installments, beginning on the first anniversary of January 13, 2006, and will vest fully upon a “Change in Control Event,” as defined in the Nonstatutory Stock Option Agreement between Gensym and you. All vesting is contingent on your continued employment as Gensym’s CEO. The option shall be a non-qualified option.

All regular full-time employees working 30 or more hours per week are eligible to participate in the Company’s benefit package, which consists of medical, dental, life insurance, accidental death and dismemberment, long-term disability, short-term disability and 401(k).

Paid-Time-Off (PTO) is accrued on semi-monthly basis and is based on years of service with the company. You will continue to accrue 25 days per annum.

During your employment you will be required to devote your best efforts and full business time, skill, and attention to the performance of your duties on behalf of Gensym, and will be prohibited from undertaking any alternative and/or additional employment or business venture.

This letter is not intended to be a contract of employment for a specific period of time.

If your employment is terminated without cause, you will continue to receive, as severance, your base salary for a period of twelve months and “COBRA” insurance benefits for a period of eighteen months.

Upon execution of this letter, your employment letter dated August 16, 2004 is terminated.

Please indicate your acceptance by signing on the signature line below and returning it.

Sincerely,

/s/ DAVID A. SMITH
David A. Smith Chairman of the Compensation and Corporate Governance Committee For the Gensym Board

Accepted:	/s/ LOWELL HAWKINSON
Lowell Hawkinson